Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

February 22, 2006

PINNACLE ENTERTAINMENT REPORTS STRONG FOURTH QUARTER

AND FULL-YEAR 2005 RESULTS

Belterra Casino Resort, Boomtown New Orleans Report Record Results

LAS VEGAS, February 22, 2006 – Pinnacle Entertainment, Inc. (NYSE:PNK) today reported record revenues and strong financial results for the fourth quarter and full year ended December 31, 2005.

“We are extremely pleased with our 2005 financial results, particularly in light of the significant hurricane disruption of the second half of 2005,” said Daniel R. Lee, Chairman and CEO of Pinnacle Entertainment, Inc. “Our Boomtown New Orleans facility reported record operating results in both the quarter and year, despite the hurricane interruptions and significant repair costs. Our new L’Auberge du Lac facility reopened after Hurricane Rita with revenues even stronger than before the storm. Our Belterra Casino Resort had one of its strongest quarters since its opening in 2000 and achieved its fifth year of consecutive revenue and earnings growth. Combined, our 2005 fourth quarter results significantly exceeded the 2004 quarterly period despite our Casino Magic Biloxi facility remaining closed since Hurricane Katrina hit in late August.”

For the fourth quarter, revenues rose 73.2% to $227.0 million from $131.0 million a year earlier, primarily from the May 2005 opening of L’Auberge du Lac and record revenues at Boomtown New Orleans. Adjusted EBITDA(1) was $45.0 million in the 2005 quarterly period, more than 2.6 times the $17.2 million in the 2004 period. Again, the increase was due to the opening of L’Auberge du Lac and the record performance of Boomtown New Orleans. Such Company-wide results were achieved despite approximately $5.3 million of hurricane related expenses. The Company has substantial insurance coverage, but such coverage has certain deductibles that vary by property. In addition, such results do not include business interruption insurance that the Company expects to receive relative to its lost profits.

Adjusted net income(1) for the fourth quarter of 2005 was $9.8 million, or $0.23 per share, compared to an adjusted net loss of $2.6 million, or $0.07 per share, for the fourth quarter of 2004. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income for the quarter of $7.5 million, or $0.17 per share, versus a net loss of $4.8 million, or $0.13 per share in the prior-year quarter. As discussed below, there were pre-opening and development costs and losses on the early extinguishment of debt in each quarter, and the 2005 quarter included a tax benefit thereby reducing the Company’s effective tax rate for the quarter.

Full-Year 2005 Results

Revenues and adjusted EBITDA for the year ended December 31, 2005 also benefited from the opening of L’Auberge du Lac in May 2005 and the record results at Boomtown New Orleans. Revenues in 2005 increased 32.7% to a record $725.9 million from $547.1 million, while adjusted EBITDA increased 34.1% to $128.0 million from $95.4 million in the prior year.

Adjusted net income for the year ended December 31, 2005 was $14.7 million, or $0.34 per share, compared to adjusted net income of $0.3 million, or $0.01 per share, for the prior-year period. On a GAAP basis, the Company reported net income of $6.1 million, or $0.14 per diluted share compared to net income of $9.2 million, or $0.25 per share, for the year ended December 31, 2004. The current year included tax benefits of approximately $11.4 million (see discussion of income taxes below), while 2004 included a sizeable gain on sale of real estate. Both years include pre-opening and development costs and early extinguishment of debt costs.

“We achieved many milestones during the year,” noted Mr. Lee. “We opened casinos in Lake Charles, Louisiana and Neuquen, Argentina; broke ground on our two developments in St. Louis, Missouri; and submitted applications for casino developments in Philadelphia and Chile. We strengthened our balance sheet with a new bank credit facility in December. In January 2006, we announced plans for expansion projects at three of our properties and priced a common stock offering raising $179 million. We look forward to executing our development plans throughout the year and continuing to grow the company.”

Recent Developments:

•	In January 2006, the Company announced plans to build hotel expansions at Belterra and L’Auberge du Lac, each with approximately 250 guestrooms, and a new 200-guestroom hotel at Boomtown New Orleans.

•	In January 2006, Pinnacle priced 6.9 million newly issued shares in its underwritten common stock offering at $27.35 per share (includes the issuance of over-allotment shares), which resulted in net proceeds to the Company of approximately $179 million after underwriters’ fees and expenses.

•	In December 2005, the Company entered into a new $750 million credit facility, replacing the Company’s existing $380 million facility. The new credit facility consists of a $450 million five-year revolving credit facility, a $200 million six-year senior secured term loan, and a $100 million delayed draw term loan.

•	In December 2005, Pinnacle decided to pursue the sale of its two card clubs in California. Also in December, the Company entered into an agreement to sell the premises of the Compton card club to an investor group for gross proceeds of $17 million. More recently the Company reached a non-binding agreement in principle, to sell its Hollywood Park Casino lease interest and assign certain related receivables to the owner of the Hollywood Park Racetrack for gross proceeds of approximately $23 million plus cancellation of all lease obligations. Such lease currently requires rent payments of $3 million per year and, inclusive of an option period, expires in 2019. The Company anticipates executing a sales agreement for the Hollywood Park Casino in the 2006 first quarter and expects to close both sales in the first half of 2006. Pursuant to GAAP, the card club assets have been classified as held for sale at December 31, 2005 and consequently the card club results have been reflected as discontinued operations, net of taxes.

•	In December 2005, Pinnacle entered into an agreement with Cabela’s Retail, Inc. to sell to Cabela’s approximately 30 acres of land adjacent to the Company’s Boomtown Reno hotel and casino facility.

•	In December 2005, Pinnacle filed its application for one of two available gaming licenses in Philadelphia, Pa. The Company is one of five such applicants. If selected, Pinnacle’s proposed casino would include approximately 3,000 slot machines, multiple bars and restaurants, and a multiplex movie theater, with the opportunity to expand to 5,000 total slots and add a hotel tower. Although the Company is still in the process of finalizing details for its proposed casino and entertainment complex, Pinnacle expects phase one of such complex (including land and the gaming license fee) to cost between $250 million and $400 million.

•	In November 2005, Pinnacle began site preparation on River City, its $375 million casino project in south St. Louis County. The project is scheduled to open in 2008, subject to licensing by the Missouri Gaming Commission, and will include a casino with 3,000 slot machines and 60 table games, a 100-room hotel, full-service spa, restaurants, a boutique bowling alley, a multiplex movie theatre, an indoor ice rink, a public park with athletic fields and a hatch-shell music and entertainment venue.

•	Progress continued on the Company’s casino project in downtown St. Louis, including completion of site excavation and substantial foundation work. Tower cranes have recently been installed and the building will begin to emerge from the ground shortly. Artists’ renderings of the Company’s St. Louis projects and pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

•	In December 2005, the Company was licensed to operate a small casino adjoining the Four Seasons hotel on the island of Exuma in the Bahamas. Expected to open in the first half of 2006, the casino will be approximately 5,000 square feet in size and require an investment of approximately $5 million.

Property Highlights

Boomtown New Orleans

Benefiting from the sizable rebuilding effort that has begun in the Gulf Coast region and the closure of certain competitors, Boomtown New Orleans set new revenue and adjusted EBITDA records in the 2005 fourth quarter. Revenues grew by more than 130% to $65.0 million compared to $27.8 million in the 2004 fourth quarter, while adjusted EBITDA nearly quadrupled to $31.0 million from $7.9 million. Such results were achieved despite expensing approximately $825,000 of hurricane repair costs in the 2005 period.

Despite being closed for approximately five weeks and expensing hurricane repair and related costs of approximately $2.0 million in 2005, Boomtown New Orleans’ revenues in 2005 grew by 28.8% to a record $143.1 million from $111.1 million in 2004 and adjusted EBITDA rose 59.7% to a record $51.4 million for the year from $32.2 million in the prior year.

Belterra Casino Resort

Belterra Casino Resort’s adjusted EBITDA rose 31.6% to $8.9 million for the 2005 fourth quarter compared to $6.7 million in the prior-year period, while revenues for the quarter grew 8.3% to $41.5 million from $38.3 million. For the quarter, the adjusted EBITDA margin improved to 21.3% from 17.6% in the 2004 period.

In 2005, Belterra benefited from a full year of operating the 300-guestroom tower that opened in May 2004. Revenues for 2005 increased by 8.6% to $168.8 million from $155.5 million, while adjusted EBITDA increased 24.6% to $39.6 million over the prior-year period of $31.8 million. Belterra’s adjusted EBITDA margin improved to 23.4% in 2005 from 20.4% in 2004.

L’Auberge du Lac

L’Auberge du Lac reopened its casino on October 8 after closing on September 22 due to Hurricane Rita, which caused damage to the facility. By the end of October, all food, beverage and other amenities had reopened, including the golf course. While the facility was closed to the public, L’Auberge du Lac housed hundreds of reconstruction and security personnel and served more than 20,000 meals.

Despite these difficult circumstances, revenues for the 2005 fourth quarter were $67.5 million, a 31.1% increase from the revenues generated in the 2005 third quarter. Besides the hurricane closure period, the property expensed repair costs of approximately $3.5 million associated with the hurricane and incurred higher marketing and promotional costs than is anticipated in future periods. As a result, adjusted EBITDA was $3.7 million for the 2005 fourth quarter.

Overall in 2005, the property incurred approximately $4.5 million of costs to repair the facility and support the community during the hurricanes. For the partial year of operating in 2005, revenues and EBITDA were $148.4 million and $11.3 million, respectively.

Boomtown Bossier City

Revenues for the 2005 fourth quarter were $23.4 million compared to $22.6 million in the 2004 fourth quarter, and adjusted EBITDA was $4.5 million compared to $4.3 million in the prior year period.

Boomtown’s revenues for the year were $95.4 million compared to $99.8 million in 2004. Adjusted EBITDA was $19.6 million in 2005 versus $20.7 million in 2004. In addition to the effects of Hurricanes Katrina and Rita, the market continued to be affected by the increase in Native American gaming in Oklahoma. Despite this, the property was able to maintain its overall cost structure and its adjusted EBITDA margin at approximately 21%.

Boomtown Reno

Revenues were $21.1 million in the 2005 fourth quarter compared to $19.2 million in the prior-year period, primarily due to increased gaming revenue and fuel prices. Adjusted EBITDA, benefiting primarily from the stronger gaming revenue in the quarter, was $1.9 million compared to $801,000 in the prior year period.

For the year, revenues were $88.2 million versus $84.5 million in 2004, primarily from increased low-margin fuel prices. Adjusted EBITDA for 2005 was $10.4 million compared to $10.2 million in 2004.

Casino Magic Argentina

Results for the 2005 fourth quarter reflect the July 2005 opening of the replacement casino, which includes a larger casino, restaurant, and an entertainment venue on company-owned land approximately one mile from the former leased facility. Revenues in the 2005 period were $5.9 million compared to $4.0 million in 2004 fourth quarter, while adjusted EBITDA was $2.0 million compared to $1.6 million in 2004.

For the full year, Casino Magic Argentina had revenues of $20.5 million compared to $15.6 million in 2004, and adjusted EBITDA of $7.8 million versus $6.9 million.

Casino Magic Biloxi

Casino Magic Biloxi closed on August 28, 2005 because of Hurricane Katrina, and was severely damaged by the storm. The Company continues to assess the substantial damage to the hotel structure and its contents. In 2005, the Company recorded insurance receivables of $57.8 million for impairment charges for the book value of various assets at the facility and $16.7 million for certain costs covered by insurance. The Company anticipates recording additional insurance receivables as it continues to assess the physical damage to the Biloxi facility and prepares its business interruption claim. The Company’s ultimate insurance claim and recovery amounts are based on replacement costs rather than book value and are unrelated to, computed differently from, and likely to be substantially larger than the impairment charges recorded. The Company received $25 million in advances toward its insurance claim, and the corresponding receivable, from its insurers during 2005 and another $25 million to date in 2006.

Revenues and adjusted EBITDA in Biloxi for 2005 were $57.4 million and $10.5 million, respectively, compared to $80.5 million and $16.2 million, respectively, in the 2004 period. The 2005 numbers include approximately $1.7 million of costs related to the hurricane that the insurance carriers may not reimburse.

Biloxi Insurance Claim

Although there remain unresolved issues with our insurers regarding the amount of or methodologies for computing insurance, the Company continues to believe it has insurance sufficient to cover the replacement of the Biloxi facility, subject to any applicable deductible or other policy limitations. Moreover, the Company’s insurance policies permit the “replacement facility” to be built anywhere in the U.S. If the replacement facility is not in Biloxi, the Company’s insurance policies call for payment of the lesser of the cost to build such replacement facility or the then-theoretical cost to rebuild the Biloxi facility. Management believes that each of the Company’s facilities in St. Louis, where in each case the Company has begun construction, would qualify as a replacement facility. Each facility in St. Louis is significantly larger than the Biloxi facility that was damaged. Hence, the Company believes that it could designate either of the St. Louis facilities as the replacement facility and receive approximately the same insurance proceeds as if it actually rebuilds the Biloxi facility. Therefore, management expects to determine whether or not to rebuild the Biloxi facility independent of insurance issues and based on management’s forecasted profitability of a new facility, taking into consideration the competitive market and regulatory environment, among other factors. Included in such other factors will be the Company’s availability of capital and management resources and the expected returns of other investment opportunities. Many of these factors are still highly uncertain in Biloxi. Management continues to estimate that it will be months, and perhaps much longer, before it makes the final decision to build or not build a new Biloxi facility. In the meantime, the Company has begun the design work for reconstruction of a replacement facility, so that if conditions are deemed favorable at some future date, reconstruction can begin without undue delay.

Other Items

Corporate Expenses. Corporate costs for the fourth quarter of 2005 were $6.4 million compared to $7.5 million in the prior-year period. For the year, corporate expenses totaled $23.5 million versus $22.6 million in 2004.

Pre-opening and Development Costs. During the quarter, the Company incurred $3.3 million of pre-opening and development costs associated primarily with its St. Louis projects, versus $4.0 million in the 2004 period primarily for L’Auberge du Lac and, to a lesser extent, the St. Louis projects.

For the year, pre-opening and development costs were $29.6 million, compared to $14.4 million in 2004. This reflected the openings of the L’Auberge du Lac facility and the Argentina facility in May and July 2005, respectively, and the ongoing development of the St. Louis projects.

Loss on Early Extinguishment of Debt. The Company refinanced its bank credit facility in December 2005, increasing its size and flexibility and reducing its pricing. Although the refinancing was structurally and economically positive for the Company, it resulted in a write-off of unamortized debt issuance costs related to the prior facility of $2.4 million in the period. The Company has had a series of such refinancings in recent years, as its credit position has improved and it has taken advantage of lower interest rates and positioned itself to fund construction of L’Auberge, the St. Louis projects, and the three expansions of existing properties. As a result, there was also a loss on early extinguishment of debt in the fourth quarter of 2004 totaling $3.5 million. For the years 2005 and 2004, such debt extinguishment on refinancing charges were $3.8 million and $14.9 million, respectively.

Discontinued Operations. As noted, the Company is in the process of selling its California card clubs. California law effectively does not permit a public company to operate card clubs. Hence, the Company for many years had leased these card clubs to a third-party operator. In 2004, the Company helped sponsor a voter initiative that would have permitted card clubs to offer slot machines. The measure was heavily opposed by Native American tribal casinos in California, which funded an extensive media campaign, and the measure was defeated. The Company determined that the upside of ownership of such leased facilities was limited and that it would prefer to focus its resources on businesses that it can manage directly. Furthermore, because of the value of its California real estate positions, the Company believes it can obtain a relatively high price relative to the rental income generated by these facilities. Hence, as of December 31, the card clubs have been reclassified as a business held for sale and past results show it as discontinued operations. The Company hopes to close the sale of the card clubs during the first half of 2006.

Income Tax Expense/Benefit. During the 2005 fourth quarter, the Company recorded net federal income tax credits of approximately $1.6 million relating to wage continuation payments to workers displaced by Hurricanes Katrina and Rita, approximately $752,000 of which related to wages for Casino Magic Biloxi.

During the 2005 third quarter, the Company recorded a tax benefit of approximately $9.8 million associated with its Belterra operations. Belterra generated losses in its first periods after its opening in 2000. Such losses would ordinarily create a tax benefit to the income statement. The Company fully reserved for the income tax benefits for Indiana state income tax purposes as the realization of such benefits was deemed uncertain. Belterra has shown a remarkable turnaround in recent years, assisted by a guestroom addition completed in 2004. Meanwhile, Indiana courts have taken an unusual position that, under Indiana law, gaming taxes are not deductible in determining net income for Indiana state income taxes. Between the improvement in operations and the tax rulings, management now believes Belterra is likely to someday incur state income taxes and therefore utilize the benefits. As a result, the Company reversed approximately $9.8 million of valuation allowance for its Indiana state income tax Net Operating Loss carryforwards.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During 2005, Pinnacle paid or accrued $165.7 million in gaming taxes, $14.5 million in payroll taxes, $8.4 million in property taxes, and $3.6 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $192.2 million for taxes to state and local authorities in 2005.

Investor Conference Call

Pinnacle will hold a conference call for investors today, February 22, 2006, at 11:00 a.m. EST (8:00 a.m. PST) to discuss its 2005 fourth quarter and full-year financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through March 1, 2006 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 5679592.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt, discontinued operations, pre-opening and development costs, gain on asset sales (net of other items), Indiana regulatory and related benefit and other non-routine benefits; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before discontinued operations, pre-opening and development costs, gain on asset sales (net of other items), goodwill impairment charges, Indiana regulatory and related benefit, other non-routine benefits, tax matters and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana and Argentina, owns a hotel in Missouri, receives lease income from two card club casinos in the Los Angeles metropolitan area, has been licensed to operate a small casino in the Bahamas, and owns a casino site and has significant insurance claims related to a hurricane-damaged casino previously operated in Biloxi, Mississippi. Pinnacle opened a major casino resort in Lake Charles, Louisiana in May 2005 and a new replacement casino in Neuquén, Argentina in July 2005. Pinnacle has two casino development projects in the St. Louis, Missouri area. The development projects are dependent upon final approval by the Missouri Gaming Commission.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s new development opportunities and anticipated construction schedules and costs, and the expected receipt of insurance proceeds including the amount of any such recovery and sufficiency of such insurance coverages, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that the proposed St. Louis projects, the proposed expansions to the existing facilities and other capital intensive projects could strain the Company’s financial resources and the risk that such projects and new developments such as L’Auberge du Lac might not provide for a sufficient return, if any; and (e) the results of the damage from Hurricanes Katrina and Rita, and insurance proceeds available to the Company, including the impact to communities surrounding the Company’s affected properties and issues that could arise with respect to our insurance policies that could reduce or significantly delay the receipt of insurance proceeds; (f) the decisions of the Company’s competitors to rebuild or reopen their facilities in the New Orleans and Lake Charles markets could create additional competition in those markets and thus makes future operating results at those properties less predictable; and (g) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues:
Gaming	$197,008	$110,692	$616,561	$462,618
Food and beverage	11,096	7,204	40,116	30,861
Truck stop and service station	7,185	5,976	28,397	24,324
Hotel and recreational vehicle park	7,122	4,239	24,521	17,708
Other operating income	4,574	2,917	16,305	11,560

	226,985	131,028	725,900	547,071

Expenses and Other Costs (Benefits):
Gaming	113,989	67,551	368,475	269,166
Food and beverage	10,784	7,165	39,629	29,257
Truck stop and service station	6,791	5,618	26,800	22,887
Hotel and recreational vehicle park	3,724	2,176	12,267	8,854
General and administrative	43,133	28,790	139,430	112,962
Depreciation and amortization	17,359	12,024	61,171	46,106
Other operating expenses	3,575	2,553	11,287	8,505
Pre-opening and development costs	3,319	4,030	29,608	14,399
Gain on asset sales, net of other items	0	(66)	0	(42,410)
Indiana regulatory and related benefit	0	(194)	0	(194)

	202,674	129,647	688,667	469,532

Operating income	24,311	1,381	37,233	77,539
Interest income	1,005	1,176	3,668	3,584
Interest expense, net of capitalized interest	(14,816)	(12,502)	(49,535)	(51,778)
Loss on early extinguishment of debt	(2,400)	(3,503)	(3,752)	(14,921)

Income (loss) from continuing operations before income taxes	8,100	(13,448)	(12,386)	14,424
Income tax (expense) benefit	(1,274)	8,125	15,975	(7,244)

Income (loss) from continuing operations	6,826	(5,323)	3,589	7,180
Income from discontinued operations, net of taxes	666	549	2,536	1,981

Net income (loss)	$7,492	$(4,774)	$6,125	$9,161

Basic income (loss) per common share
Income (loss) from continuing operations	$0.17	$(0.15)	$0.09	$0.20
Income from discontinued operations, net of taxes	$0.01	$0.02	$0.06	$0.06

Net income (loss) per common share—basic	$0.18	$(0.13)	$0.15	$0.26

Diluted income (loss) per common share
Income (loss) from continuing operations	$0.16	$(0.15)	$0.08	$0.20
Income from discontinued operations, net of taxes	$0.01	$0.02	$0.06	$0.05

Net income (loss) per common share—diluted	$0.17	$(0.13)	$0.14	$0.25

Number of shares—basic	40,957	36,308	40,703	34,730
Number of shares—diluted	43,486	36,308	42,951	36,170

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and restricted cash	$156,470	$287,788
Other assets (a)	198,089	106,993
Property and equipment, net	890,318	813,987

Total assets	$1,244,877	$1,208,768

Liabilities and Stockholders’ Equity
Liabilities (b)	$159,624	$155,607
Notes payable	657,439	637,971

Total liabilities	817,063	793,578
Stockholders’ equity	427,814	415,190

Total liabilities and stockholders’ equity	$1,244,877	$1,208,768

(a)	Balance at December 31, 2005 includes insurance receivables (net of insurance receipts) and assets held for sale of $49,547 and $22,469, respectively.

(b)	Balance at December 31, 2005 includes liabilities associated with assets held for sale of $10,526.

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues
Boomtown New Orleans	$64,982	$27,780	$143,122	$111,129
Belterra Casino Resort	41,499	38,309	168,847	155,534
L’Auberge du Lac	67,497	0	148,437	0
Boomtown Bossier City	23,400	22,628	95,369	99,821
Casino Magic Biloxi	(32)	19,124	57,437	80,528
Boomtown Reno	21,094	19,180	88,167	84,506
Casino Magic Argentina	5,933	4,007	20,466	15,553
Embassy Suites and Other	2,612	0	4,055	0

Total Revenues	$226,985	$131,028	$725,900	$547,071

Adjusted EBITDA (a)
Boomtown New Orleans	$31,037	$7,875	$51,442	$32,214
Belterra Casino Resort	8,854	6,727	39,574	31,761
L’Auberge du Lac	3,680	0	11,331	0
Boomtown Bossier City	4,525	4,322	19,636	20,677
Casino Magic Biloxi	(1,007)	3,424	10,450	16,229
Boomtown Reno	1,850	801	10,356	10,221
Casino Magic Argentina	2,029	1,553	7,777	6,891
Embassy Suites and Other	426	0	919	0
Corporate	(6,405)	(7,527)	(23,473)	(22,553)

Adjusted EBITDA	$44,989	$17,175	$128,012	$95,440

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$44,989	$17,175	$128,012	$95,440
Pre-opening and development costs	(3,319)	(4,030)	(29,608)	(14,399)
Gain on asset sales, net of other items	0	66	0	42,410
Indiana regulatory and related benefits	0	194	0	194
Depreciation and amortization	(17,359)	(12,024)	(61,171)	(46,106)
Interest expense, net	(13,811)	(11,326)	(45,867)	(48,194)
Loss on early extinguishment of debt	(2,400)	(3,503)	(3,752)	(14,921)
Income tax (expense) benefit	(1,274)	8,125	15,975	(7,244)
Income from discontinued operations, net of taxes	666	549	2,536	1,981

Net Income (Loss)	$7,492	$(4,774)	$6,125	$9,161

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss) (a)	Depreciation and Amortization	Non-Routine Items	Adjusted EBITDA(b)
Three months ended December 31, 2005
Boomtown New Orleans	$29,089	$1,948	$0	$31,037
Belterra Casino Resort	5,281	3,573	0	8,854
L’Auberge du Lac	(2,935)	6,615	0	3,680
Boomtown Bossier City	2,541	1,984	0	4,525
Casino Magic Biloxi	(1,020)	13	0	(1,007)
Boomtown Reno	277	1,573	0	1,850
Casino Magic Argentina	1,023	1,006	0	2,029
Embassy Suites and other	(27)	453	0	426
Corporate	(6,599)	194	0	(6,405)
Non-routine items (c)	(3,319)	0	3,319	0

	$24,311	$17,359	$3,319	$44,989

Three months ended December 31, 2004
Boomtown New Orleans	$6,160	$1,715	$0	$7,875
Belterra Casino Resort	2,221	4,506	0	6,727
Boomtown Bossier City	2,645	1,677	0	4,322
Casino Magic Biloxi	1,433	1,991	0	3,424
Boomtown Reno	(843)	1,644	0	801
Casino Magic Argentina	1,267	286	0	1,553
Corporate	(7,732)	205	0	(7,527)
Non-routine items (c)	(3,770)	0	3,770	0

	$1,381	$12,024	$3,770	17,175

Twelve months ended December 31, 2005
Boomtown New Orleans	$44,377	$7,065	$0	$51,442
Belterra Casino Resort	21,961	17,613	0	39,574
L’Auberge du Lac	(3,014)	14,345	0	11,331
Boomtown Bossier City	12,353	7,283	0	19,636
Casino Magic Biloxi	4,964	5,486	0	10,450
Boomtown Reno	4,012	6,344	0	10,356
Casino Magic Argentina	6,128	1,649	0	7,777
Embassy Suites and other	315	604	0	919
Corporate	(24,255)	782	0	(23,473)
Non-routine items (c)	(29,608)	0	29,608	0

	$37,233	$61,171	$29,608	$128,012

Twelve months ended December 31, 2004
Boomtown New Orleans	$25,451	$6,763	$0	$32,214
Belterra Casino Resort	15,496	16,265	0	31,761
Boomtown Bossier City	13,920	6,757	0	20,677
Casino Magic Biloxi	8,345	7,884	0	16,229
Boomtown Reno	3,257	6,964	0	10,221
Casino Magic Argentina	5,963	928	0	6,891
Corporate	(23,098)	545	0	(22,553)
Non-routine items (c)	28,205	0	(28,205)	0

	$77,539	$46,106	$(28,205)	$95,440

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (c) below).

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.

(c)	Includes pre-opening and development costs in the 2005 and 2004 periods and gain on asset sales in the 2004 period. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Adjusted net income (loss) (a)
Net income (loss)	$7,492	$(4,774)	$6,125	$9,161
Pre-opening and development costs	2,154	1,536	19,251	7,430
Loss on early extinguishment of debt	1,557	1,335	2,440	7,699
Tax matters	(752)	0	(10,559)	0
Gain on asset sales, net of other items	0	(25)	0	(21,884)
Indiana regulatory and related benefit	0	(74)	0	(100)
Income from discontinued operations, net of taxes	(666)	(549)	(2,536)	(1,981)

Adjusted net income (loss)	$9,785	$(2,551)	$14,721	$325

Adjusted per common share – diluted
Net income (loss)	$0.17	$(0.13)	$0.14	$0.25
Pre-opening and development costs	0.05	0.04	0.45	0.21
Loss on early extinguishment of debt	0.04	0.04	0.06	0.21
Tax matters	(0.02)	0.00	(0.25)	0.00
Gain on asset sales, net of other items	0.00	0.00	0.00	(0.61)
Indiana regulatory and related benefit	0.00	0.00	0.00	0.00
Income from discontinued operations, net of taxes	(0.01)	(0.02)	(0.06)	(0.05)

Adjusted net income (loss) per common share – diluted	$0.23	$(0.07)	$0.34	$0.01

Number of shares – diluted (b)	43,486	36,308	42,951	36,170

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).

(b)	For the three months ended December 31, 2005 and the twelve months ended December 31, 2005 and December 31, 2004 the diluted effect of in-the-money stock options has been included as the Company had adjusted net income. The diluted effect of in-the-money stock options has been excluded for the three months ended December 31, 2004 as the Company had adjusted net loss for that period and such inclusion would be antidilutive.

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